Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three and Nine Months Ended July 31, 2012

STATEN ISLAND, NY--(Marketwire - September 12, 2012) -  Coffee Holding Co., Inc. ("Coffee Holding") (NASDAQ: JVA) today announced its operating results for the three and nine months ended July 31, 2012. In this release, the Company:

Reports net sales of $138,171,695 for the nine months ended July 31, 2012 and $44,484,453 for the three months ended July 31, 2012 compared to net sales of $98,737,976 for the nine months ended July 31, 2011 and $35,764,866 for the three months ended July 31, 2011;

Reports sales growth of 24% for the three months ended July 31, 2012 compared to the three months ended July 31, 2011; and

Reports net income of $1,231,196, or $0.19 per share (basic and diluted) for the three months ended July 31, 2012 compared to net income of $168,236, or $0.03 per share (basic and diluted) for the three months ended July 31, 2011.

Results of Operations

The Company had a net income of $1,231,196, or $0.19 per share (basic and diluted), for the three months ended July 31, 2012 compared to net income of $168,236 or $0.03 per share (basic and diluted), for the three months ended July 31, 2011. The Company had net income of $2,439,293, or $0.38 per share basic and $0.37 per share diluted, for the nine months ended July 31, 2012 compared to net income of $2,397,265 or $0.44 per share (basic and diluted), for the nine months ended July 31, 2011. The increase in net income primarily reflects increased gross profit.

Net sales totaled $44,484,453 for the three months ended July 31, 2012, an increase of $8,719,587, or 24%, from $35,764,866 for the three months ended July 31, 2011. The increase in net sales primarily reflects increased sales volume compared to the third quarter of fiscal 2011 due to an increase in sales of green coffee, as well as an increase in private label and branded sales. Net sales totaled $138,171,695 for the nine months ended July 31, 2012, an increase of $39,433,719, or 40%, from $98,737,976 for the nine months ended July 31, 2011. The increase in net sales primarily reflects additional poundage sold in all key areas of the business.

Cost of sales for the three months ended July 31, 2012 was $40,606,840 or 91.3% of net sales, as compared to $33,670,406 or 94.2% of net sales for the three months ended July 31, 2011. The increase in cost of sales reflects the increase in net sales and the increased cost of green coffee. However, our cost of sales as a precentage of net sales decreased as a result of purchases of inventory at better pricing during the three month period.  Cost of sales for the nine months ended July 31, 2012 was $128,472,249 or 93% of net sales, as compared to $89,963,400 or 91.1% of net sales for the nine months ended July 31, 2011. The increase in cost of sales and cost of sales as a percentage of revenue reflects increase in net sales and the increased cost of green coffee due to additional poundage sold and lower returns from our hedging operations.

Total operating expenses increased by $104,648, or 6%, to $1,858,672 for the three months ended July 31, 2012 as compared to operating expenses of $1,754,024 for the three months ended July 31, 2011. The increase in operating expenses was due to increases in selling and administrative expenses of $113,297 as a result of increased freight costs, insurance and travel and payroll due to increased sales partially offset by a decrease in overhead, licenses and fees and officers' salaries of $8,649. Total operating expenses increased by $350,022, or 6.7%, to $5,579,111 for the nine months ended July 31, 2012 as compared to operating expenses of $5,229,089 for the nine months ended July 31, 2011. The increase in operating expenses was due to increases in selling and administrative expense of $400,113 as a result of increased freight costs, insurance and payroll due to increased sales partially offset by a decrease in travel costs, professional service fees and officers' salaries of $50,091.

"We are pleased to report this quarter's results to our shareholder base as we overcame many obstacles to achieve strong results during the past ninety days. Despite substantially lower commodity prices, we were still able to increase our revenues by 24% over the same period from last year. Although coffee prices on average were lower by $1.00 per pound, we achieved growth in our sales in all key areas, including green coffee sales, private labels sales and branded sales, building upon our momentum from last quarter, while improving our gross margin by almost three percentage points as well," noted Andrew Gordon, our President and CEO.

"Our increase in earnings per share was also accomplished in spite of losses incurred by OPTCO. In the case of OPTCO, losses totaled almost $200,000 as we were forced to liquidate an oversupply of inventories into a weak commodity and buyer's market. We are hopeful that these temporary conditions at OPTCO will improve and have a positive impact on earnings in the fourth quarter," continued Mr. Gordon.

"Finally, while achieving greater sales growth, we controlled both our variable and fixed costs in the process. Our balance sheet is as strong as it has ever been over our forty plus years of existence and if and when commodity and macro conditions stabilize, we believe our revenues and earnings will reflect the benefits of a normalized business environment," stated Mr. Gordon.

Quarterly Dividend

The Company's previously announced quarterly cash dividend of $0.03 per share will be paid to stockholders of record as of the close of business on October 16, 2012. The dividend will be paid on October 29, 2012.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 31, 2012 AND OCTOBER 31, 2011

	July 31, 2012	October 31, 2011
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$1,373,344	$4,244,335
Accounts receivable, net of allowances of $269,611 for 2012 and 2011	13,587,974	16,021,581
Inventories	11,198,755	13,475,855
Prepaid green coffee	201,300	388,754
Prepaid expenses and other current assets	188,866	275,679
Prepaid and refundable income taxes	202,033	377,972
Deferred income tax asset	233,474	896,400
TOTAL CURRENT ASSETS	26,985,746	35,680,576
Machinery and equipment, at cost, net of accumulated depreciation of $2,518,570 and $2,191,566 for 2012 and 2011, respectively	1,851,787	1,661,759
Customer list and relationships, net of accumulated amortization of $16,875 and $11,250 for 2012 and 2011, respectively	133,125	138,750
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity investments	2,072,529	-
Deposits and other assets	645,447	677,606
TOTAL ASSETS	$32,308,634	$38,778,691

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$6,163,171	$12,379,414
Line of credit	1,379,445	1,820,109
Due to broker	166,301	1,867,558
Income taxes payable	242	100
TOTAL CURRENT LIABILITIES	7,709,159	16,067,181

Deferred income tax liabilities	974	35,900
Deferred rent payable	161,732	146,921
Deferred compensation payable	521,167	538,707
TOTAL LIABILITIES	8,393,032	16,788,709
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; 0 issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,372,309 shares outstanding for 2012 and 2011	6,456	6,456
Additional paid-in capital	15,904,109	15,884,609
Contingent consideration	-	19,500
Retained earnings	8,126,552	6,268,326
Less: Treasury stock, 84,007 common shares, at cost for 2012 and 2011	(272,133)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	23,764,984	21,906,758
Noncontrolling interest	150,618	83,224
TOTAL EQUITY	23,915,602	21,989,982
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,308,634	$38,778,691

See Notes to Condensed Consolidated Financial Statements.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2012	2011	2012	2011

NET SALES	$138,171,695	$98,737,976	$44,484,453	$35,764,866

COST OF SALES (including $23.4 and $18.5 million of related party costs for the nine months ended July 31, 2012 and 2011, respectively. Including $5.9 and $6.8 million for the three months ended July 31, 2012 and 2011, respectively.)	128,472,249	89,963,400	40,606,840	33,670,406

GROSS PROFIT	9,699,446	8,774,576	3,877,613	2,094,460

OPERATING EXPENSES:
Selling and administrative	5,149,653	4,749,540	1,717,472	1,604,175
Officers’ salaries	429,458	479,549	141,200	149,849
TOTALS	5,579,111	5,229,089	1,858,672	1,754,024

INCOME FROM OPERATIONS	4,120,335	3,545,487	2,018,941	340,436

OTHER INCOME (EXPENSE)
Interest income	27,909	131,628	9,268	20,297
(Loss) income from equity investment	(27,471)	-	3,627	-
Interest expense	(153,294)	(195,477)	(46,762)	(76,817)
TOTALS	(152,856)	(63,849)	(33,867)	(56,520)

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARIES	3,967,479	3,481,638	1,985,074	283,916

Provision for income taxes	1,460,792	1,064,817	729,979	106,161

NET INCOME	2,506,687	2,416,821	1,255,095	177,755
Less: net income attributable to the noncontrolling interest	(67,394)	(19,556)	(23,899)	(9,519)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,439,293	$2,397,265	$1,231,196	$168,236

Basic earnings per share	$.38	$.44	$.19	$.03

Diluted earnings per share	$.37	$.44	$.19	$.03

Dividends declared per share	$.09	$.09	$.03	$.03

Weighted average common shares outstanding:
Basic	6,372,309	5,490,823	6,372,309	5,490,823
Diluted	6,639,309	5,500,823	6,639,309	5,500,823

See Notes to Condensed Consolidated Financial Statements.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED July 31, 2012 AND 2011
(Unaudited)

	2012	2011
OPERATING ACTIVITIES:
Net income	$2,506,687	$2,416,821
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	332,630	323,239
Unrealized (gain) loss on commodities	(1,701,257)	1,154,557
Loss on equity investments	27,471	-
Deferred rent	14,811	16,624
Deferred income taxes	628,000	(585,750)
Changes in operating assets and liabilities:
Accounts receivable	2,433,607	(4,255,299)
Inventories	2,277,100	(4,934,661)
Prepaid expenses and other current assets	86,813	238,091
Prepaid green coffee	187,454	168,523
Prepaid and refundable income taxes	175,939	(71,869)
Accounts payable and accrued expenses	(6,216,243)	3,734,577
Deposits and other assets	14,619	14,616
Income taxes payable	142	394,774
Net cash provided by (used in) operating activities	767,773	(1,385,757)

INVESTING ACTIVITIES:
Equity investments	(2,100,000)	-
Purchases of machinery and equipment	(517,033)	(419,212)
Net cash used in investing activities	(2,617,033)	(419,212)

FINANCING ACTIVITIES:
Advances under bank line of credit	129,236,460	96,021,666
Principal payments under bank line of credit	(129,677,124)	(91,616,329)
Payment of dividend	(581,067)	(500,967)
Net cash (used in) provided by financing activities	(1,021,731)	3,904,370

NET (DECREASE) INCREASE IN CASH	(2,870,991)	2,099,401

CASH, BEGINNING OF PERIOD	4,244,335	1,672,921

CASH, END OF PERIOD	$1,373,344	$3,772,322

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$168,428	$179,857
Income taxes paid

See Notes to Condensed Consolidated Financial Statements.

CONTACT:	Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800